Exhibit 99.1

Press Release: Greif, Inc. Announces New $225 Million Delayed Draw Term Loan

On November 16, 2020 Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, announced today that it has entered into a new $225 million delayed draw term loan with a syndicate of Farm Credit institutions led by CoBank with a maturity date in 2026. The Company plans to draw on the term loan in July 2021 to refinance the Company's existing 7.375% Euro 200 million senior notes, which mature that month. Based on the provisions of the applicable loan documents and a series of forward interest rate swaps entered into by the Company, if this term loan was drawn down today, the interest rate would initially be approximately 2.5% per annum. The Company anticipates that the interest rate will be less than 3% at the time the senior notes mature.

David Lloyd, Greif's Vice President, Corporate Financial Controller and Treasurer, commented, "We are pleased to have completed the $225 million term loan financing. The term loan will provide Greif with additional readily accessible capital, further strengthening our financial position and enhancing Greif's financial flexibility at an attractive interest rate."

About Greif, Inc.

Greif is a global leader in industrial packaging products and services and is pursuing its vision: In industrial packaging, be the best performing customer service company in the world. The Company produces steel, plastic and fibre drums, intermediate bulk containers, reconditioned containers, flexible products, containerboard, uncoated recycled paperboard, coated recycled paperboard, tubes and cores and a diverse mix of specialty products. The Company also manufactures packaging accessories and provides filling, packaging and other services for a wide range of industries. In addition, Greif manages timber properties in the southeastern United States. The Company is strategically positioned in over 40 countries to serve global as well as regional customers. Additional information is on the Company's website at www.greif.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "may," "will," "expect," "intend," "estimate," "anticipate," "aspiration," "objective," "project," "believe," "continue," "on track" or "target" or the negative thereof and similar expressions, among others, identify forward-looking statements. Although the Company believes that the expectations reflected in forward-looking statements have a reasonable basis, the Company can give no assurance that these expectations will prove to be correct. All forward-looking statements are based on assumptions, expectations and other information currently available to management. Such forward-looking statements are subject to certain risks and uncertainties that could cause the Company's actual results to differ materially from those forecasted, projected or anticipated, whether expressed or implied. The most significant of these risks and uncertainties are described in Part I of the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2019. The Company undertakes no obligation to update or revise any forward-looking statements.

For more information, please contact:

Investors: Matt Eichmann, Vice President, Investor Relations & Corporate Communications, 740-549-6067